Rule 10b5-1 Trading Plan
This Trading Plan (the "Trading Plan") is entered into on 03-14-2025 ("Seller's Adoption Date") between Jason Wilk ("Seller") and UBS Financial Services Inc. ("UBSFS") for the purpose of selling, in accordance with Rule 10b5-1(c)(1) of the Securities Exchange Act of 1934 as amended (the "Exchange Act"), shares of common stock of Dave Inc. ("Issuer"), DAVE (Ticker) listed on Exhibit A ("Stock"), which may include shares that Seller has the right to acquire from the conversion of shares of Class V common stock of the Issuer ("Class V Shares"); shares that the Seller has the right to acquire under outstanding stock options ("Options"); shares that are acquired by Seller pursuant to the Issuer's employee stock purchase plan (the "ESPP Stock"); shares that are acquired upon vesting of outstanding restricted stock units/awards from Issuer ("RSUs/RSAs"); and shares that are acquired upon vesting of outstanding performance share awards from Issuer ("PSAs").
Seller and UBSFS agree as follows:
1.
Specific Plan of Sale. UBSFS, acting as agent, agrees to effect sales of Stock on behalf of Seller in accordance with the specific instructions set forth in Exhibit A (the "Trading Instructions") and the other provisions of this Trading Plan as set forth below. UBSFS's obligations under this Trading Plan will not take effect until UBSFS (by countersigning) approves and accepts this Trading Plan.

2.	Fees/Commissions. Seller shall pay UBSFS $0.03 per share of Stock sold; with such amounts to be deducted by UBSFS from the proceeds of sales under this Trading Plan.
3.	Seller's Representations and Warranties. Seller represents and warrants that:
(a)	Seller is not aware of any material nonpublic information concerning Issuer or any securities of Issuer as of Seller's Adoption Date;
(b)
Seller (i) is entering into this Trading Plan in good faith and not as part of a plan or scheme to evade securities laws, including, but not limited to, the prohibitions of Rule 10b-5; and (ii) Seller will continue to act in good faith with respect to the Trading Plan, throughout its duration, including, but not limited to, with respect to any suspension of sales or termination of this Trading Plan in accordance with paragraphs 7(a), 7(b), or 8(b) below;

(c)	Seller has informed Issuer of this Trading Plan, has furnished Issuer with a copy of this Trading Plan, and has determined that this Trading Plan is consistent with Issuer's insider trading policy;
(d)
Seller has disclosed to UBSFS any agreements that Seller is currently party to, or within the past 60 days has been party to, with another broker, dealer or financial institution (each, a "Financial Institution") entered into for the purpose of establishing a trading plan that complies with Rule 10b5-1. During the term of this Trading Plan, Seller agrees to disclose to UBSFS any agreements that Seller becomes party to with another Financial Institution entered into for the purpose of establishing a trading plan that complies with Rule 10b5-1;

(e)
Seller is not, and will not take action during the term of the Trading Plan that will cause Seller to be, subject to any legal, regulatory or contractual restriction or undertaking that would be violated or breached by UBSFS conducting sales in accordance with this Trading Plan;

(f)
The Stock to be sold under this Trading Plan will be, at the time of sale under the Trading Plan, owned free and clear by Seller and will not be subject to any liens, security interests or other encumbrances or limitations on dispositions, other than those imposed by Rule 144 or Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), if applicable; and

(g)
Seller has had an opportunity to consult with Seller's own advisors as to the legal, tax, financial and other aspects of this Trading Plan, including this Trading Plan's compliance with Rule 10b5-1 and applicable state law. Seller has not received or relied on any representations from UBSFS concerning this Trading Plan's compliance with Rule 10b5-1.

(h)
Seller has confirmed with Issuer as to whether Seller is (i) an officer of the Issuer (as defined under Rule 16a-1(f) of the Securities Exchange Act of 1934 (the "Exchange Act")) ("Officer"); or (ii) a director of the Issuer (as defined in Section 3(a)(7) of the Exchange Act) ("Director").

(i)	to the best of Seller’s knowledge there is no blackout period (as defined in 17 C.F.R. Section 245.100(b)) in effect for Issuer as of Seller’s Adoption Date.
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4.	Agreements by Seller. Seller acknowledges and agrees to the following provisions:
(a)
Brokerage Account. Seller shall open a sole-purpose UBSFS brokerage account in the name of and for the benefit of Seller and shall be subject to the brokerage account agreements governing such account (the "Plan Account"), prior to acceptance and approval of this Trading Plan by the 10b5-1 Group of UBSFS.

(b)
Delivery of Stock. Seller shall deliver all shares of Stock, including restricted securities, as defined in Rule 144, to be sold pursuant to this Trading Plan into the Plan Account prior to the commencement of any sales under this Trading Plan. This excludes any Class V Shares, Options, PSAs, RSAs, RSUs, or ESPP shares to be sold under the Trading Plan as listed in Exhibit A. If the amount of Stock to be sold is designated as an aggregate dollar amount, Seller agrees to deliver shares of Stock in an amount to be agreed upon by Seller and UBSFS as sufficient to effect sales anticipated under this Trading Plan, and upon notification from UBSFS that the number of shares of Stock in the Plan Account is less than the number of shares that UBSFS estimates are to be sold pursuant to this Trading Plan, Seller agrees to deliver promptly to the Plan Account the number of shares of Stock specified by UBSFS as necessary to eliminate this shortfall.

(c)
Hedging Transactions. While this Trading Plan is in effect, Seller shall comply with the prohibition set forth in Rule 10b5-1(c)(1)(i)(C) against entering into or altering a corresponding or hedging transaction or position with respect to the Stock.

(d)
Multiple Trading Plans. While this Trading Plan is in effect, Seller, and any entity over which Seller has investment influence or control, shall comply with the restriction set forth in Rule 10b5-1(c)(1)(ii)(D) on having or entering into another contract, instruction or plan that complies with Rule 10b5-1(c)(1) for purchases or sales of Issuer's securities on the open market.

(e)
Plans Designed to Cover a Single Trade: While this Trading Plan is in effect, Seller, and any entity over which Seller has investment influence or control, shall comply with the restriction set forth in Rule 10b5-1(c)(1)(ii)(E) on adopting, during any consecutive 12-month period, more than one contract, instruction, or plan that: (i) is designed to effect the open market purchase or sale of all securities covered by the contract, instruction, or plan, in a single transaction; and (ii) that would otherwise comply with Rule 10b5-1(c)(1).

(f)
Notice to UBSFS. Seller shall notify UBSFS to terminate or suspend sales, as appropriate, as soon as practicable upon Seller becoming aware of the occurrence of any of the events contemplated in paragraph 7(a) or (b) or paragraph 8(c).

(g)
Communications. Seller shall not, directly or indirectly, communicate any material nonpublic information relating to the Stock or Issuer to UBSFS, including, but not limited to, any employee of the UBSFS 10b5-1 Group or any UBSFS Financial Advisor.

(h)
Compliance with Applicable Laws and Required Exchange Act Filings. Seller shall comply with all laws, rules and regulations applicable or related to this Trading Plan and the sale of Stock hereunder, and Seller shall make all filings required under Sections 13 and 16 of the Exchange Act in connection with this Trading Plan in a timely manner.

(i)	No Influence. After his/her execution of this Trading Plan, Seller shall not attempt to exercise any influence over how, when or whether to effect sales of Stock pursuant to this Trading Plan.
(j)	Stock Non-Marginable. The Stock is not marginable and may not be used by Seller as collateral for any purpose.
(k)
Execution, Average Pricing and Pro Rata Allocation of Sales. UBSFS may sell Stock on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise. UBSFS or one of its affiliates may make a market in the Stock and may act as principal in executing sales under the Trading Plan. To the extent that UBSFS administers other trading plans relating to Issuer's securities, UBSFS may aggregate orders for Seller with orders under other sellers' trading plans for execution in a block and allocate each execution on a pro rata basis to each seller. In the event of partial execution of block orders, UBSFS shall allocate the proceeds of all Stock actually sold on a particular day pursuant to all Rule 10b5-1 trading plans concerning Issuer's securities that UBSFS manages pro rata based on the ratio of (x) the number of shares to be sold pursuant to the order instructions of each Trading Plan to (y) the total number of shares to be sold under all Trading Plans having the same type of order instructions.

(l)
Exclusivity. Until this Trading Plan has been terminated, Seller shall not enter into any agreement with, give any instructions to, or adopt a plan for trading with another Financial Institution with respect to the purchase or sale

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of the Stock or the Options that are referenced in Exhibit A of this Trading Plan, for the purpose of establishing a trading plan that complies with Rule 10b5-1.
(m)	Acknowledgment of Relief from Obligation to Effect Sales. UBSFS shall be relieved of its obligation to sell Stock as otherwise required by paragraph 1 above at any time when:
(i)
UBSFS has determined in good faith that (A) it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Seller or Seller's affiliates; or (B) selling Stock is impracticable as the result of a material adverse change in the financial markets or in the market activity of the Stock, or as the result of an 'act of God' as described in paragraph 10(ó)(i) below or (C) a trading suspension with respect to the Stock by the Securities and Exchange Commission or the primary listed exchange or a delisting of the Stock or a banking moratorium has occurred; if UBSFS cannot effect a sale for any of such reasons, UBSFS shall effect such sale as promptly as practical after the cessation or termination of such cause, subject to the restrictions set forth in paragraph 1 of Exhibit A;

(ii)	This Trading Plan is suspended in accordance with paragraph 7 below; or
(iii)	This Trading Plan is terminated in accordance with paragraph 8 below.
5.	Rule 144 and Rule 145. With respect to sales of Stock subject to Rule 144 or Rule 145 under the Securities Act, Seller and UBSFS agree to comply with the following provisions:
(a)	Agreements by Seller Regarding Rule 144 and Rule 145.
(i)
Seller agrees not to take, and agrees to cause any person or entity with which Seller would be required to aggregate sales of Stock pursuant to Rule 144(a)(2) or (e) not to take, any action that would cause the sales hereunder not to meet all applicable requirements of Rule 144 or Rule 145.

(ii)
Seller agrees (a) to provide prompt notice to UBSFS of any sales during the three months preceding the Trading Plan Effective Date that Seller would be required pursuant to paragraph (a)(2) or (e) of Rule 144 to aggregate with the sales of Stock contemplated by this Trading Plan; (b) from the Trading Plan Effective Date until the termination of this Trading Plan, provide prompt notice to UBSFS of any sales of Stock that Seller would be required pursuant to paragraph (a)(2) or (e) of Rule 144 to aggregate with the sales of Stock contemplated by this Trading Plan (provided that Seller will in no event effect any such sales that would result in UBSFS having to adjust the volume of sales under this Trading Plan); (c) that UBSFS, without independent inquiry, may reasonably rely on Seller's notices pursuant to this Paragraph 5(a); and (d) that UBSFS may conclude in the absence of such notices that the Seller has entered into no such sales.

(iii)
Seller agrees to complete, execute and deliver to UBSFS, Forms 144 for sales to be effected under the Trading Plan at such times and in such numbers as UBSFS shall reasonably request. Seller hereby grants UBSFS a power of attorney to prepare, execute and file on behalf of Seller as Seller's filing agent any Forms 144 (including corrections to Form 144) with the SEC by any permitted means (including electronically via the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system), as required by applicable law, rule or regulation in order to sell Stock pursuant to this Trading Plan in accordance with Rule 144. Seller agrees to provide to UBSFS all information necessary to complete and file Form 144 on Seller's behalf, including Seller's current EDGAR Central Index Key (CIK) number and CIK Confirmation Code (CCC), and will promptly notify UBSFS if any such information ceases to be true, correct and complete. Seller understands that UBSFS will use commercially reasonable efforts to file Form 144 as Seller's filing agent and agrees that UBSFS shall not be liable for any errors or delays in such filing not caused by UBSFS's gross negligence or willful misconduct. Seller agrees that UBSFS's liability in connection with filing Forms 144 as Seller's agent will be limited to commissions charged on sales of Stock pursuant to this Trading Plan.

(iv)
Seller agrees to complete, execute and deliver to UBSFS Rule 144 Seller's Representation Letters (in the form attached as Exhibit C) for sales to be effected under the Trading Plan at such times and in such numbers as UBSFS shall request.

(v)	Seller agrees to notify the 10b5-1 Group of UBSFS immediately if there is any change in Seller's employment, affiliate or non-affiliate status.
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(b)	Agreements by UBSFS Regarding Rule 144 and Rule 145.
(i)
UBSFS agrees to conduct all sales pursuant to the Trading Plan in accordance with the manner of sale requirement of Rule 144. UBSFS shall not affect any sales that it knows would exceed the then-applicable volume limitation under Rule 144.

(ii)	UBSFS agrees to file such Forms 144 pursuant to paragraph 5(a)(iii) on behalf of Seller as required by applicable law.
(iii)	UBSFS agrees to submit such Rule 144 Seller's Representation Letters furnished by Seller pursuant to paragraph 5(a)(iv) on behalf of Seller as required by Issuer's transfer agent.
6.	Options. If applicable, Seller and UBSFS agree to the provisions regarding the exercise of Options contained in Exhibit A.
(a)	Seller's Representations and Warranties.
(i)
Seller represents and warrants that the Options listed in Exhibit A are held free and clear without liens, security interests or other encumbrances or limitations on exercise of the vested portion thereof, other than the requirement that Seller comply with the exercise provisions of such Options; and

(ii)	The shares of Stock acquired through exercise of the Options shall be held free and clear by Seller without liens, security interests or other encumbrances or limitations on disposition.
(b)	Delivery.
(i)
Seller agrees to complete, execute and deliver to UBSFS Stock Option Exercise Notices in the form provided by Issuer, for the exercise of Options pursuant to the Trading Plan at such times and in such numbers as UBSFS shall reasonably request. Seller hereby authorizes UBSFS to deliver such Stock Option Exercise Notices to Issuer on Seller's behalf as necessary to effectuate such exercises and settle the sales of Stock underlying such Options under the Trading Plan. Seller agrees to make appropriate arrangements to ensure that Stock received upon the exercise of Options shall be delivered to the Plan Account promptly after Issuer's receipt of the applicable Stock Option Exercise Form.

(ii)	UBSFS shall be relieved of its obligation to exercise Options and sell Stock as otherwise required at any time when Seller has failed to deliver Stock Options Exercise Notices or underlying Stock.
(c)	Exercise.
(i)
Pursuant to an appropriately and fully completed Stock Option Exercise Notice received from Seller, UBSFS shall exercise Options necessary to effect sales of underlying Stock in the manner specified in Exhibit A.

(ii)
UBSFS shall, in connection with the exercise of Options, remit to Issuer the exercise price along with such amounts as may be necessary to satisfy withholding obligations. These amounts shall be deducted from the proceeds of sale of the Stock, together with late fees, if applicable.

(iii)	UBSFS shall in no event exercise any Option if, at the time of exercise, the cost of the Option exercise (plus fees and commissions) is equal to or greater than the market value of the Stock.
7.	Suspension. Sales under this Trading Plan shall be suspended as follows:
(a)
Promptly after the date on which UBSFS receives notice from Seller or Issuer of legal, contractual or regulatory restrictions applicable to Seller or Seller's affiliates that would be violated by UBSFS selling Stock under this Trading Plan (such notice merely stating that there is a restriction applicable to Seller without specifying the reasons for the restriction), including, but not limited to (i) a restriction based on Seller's awareness of material nonpublic information in connection with a tender offer for Issuer's securities (transactions on the basis of which Rule 14e-3 of the Exchange Act could be violated) or (ii) a restriction arising from the unavailability of adequate current information with respect to the Issuer under Rule 144(c). The Seller or the Issuer will notify UBSFS in writing of its intention and specify the beginning date and the ending date, to the extent that it's known, of the suspension or temporary withdrawal period. The notice shall be provided no less than two (2) business days prior to the beginning or the end of suspension date. For the avoidance of doubt, this paragraph is meant to allow, but not obligate, Issuer to provide a suspension notice in accordance with this paragraph.

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(b)
In the event of a Qualifying Securities Offering, promptly after the date on which UBSFS receives notice from Issuer or Seller of the Suspension Date until UBSFS receives notice from Issuer or Seller of the Resumption Date; provided, however, that (i) Seller certifies that Seller has no control over the Suspension Date or the Resumption Date, and (ii) if Seller is unable to make such certification then this paragraph shall result in a termination of the Trading Plan, rather than suspension.

(i)
"Qualifying Securities Offering" means any offering of securities of Issuer for cash in which the lead underwriter, lead manager, initial purchaser, placement agent or other entity performing a similar function (each, an "Underwriter") requires Seller to agree to restrict Seller's ability to effect sales pursuant to this Trading Plan.

(ii)
"Suspension Date" means the date on which a preliminary prospectus, offering memorandum, offering circular or other disclosure document (each, a "Preliminary Offering Document") is first used to market securities of Issuer by the Underwriter, or if a Preliminary Offering Document is not used, the date on which the underwriting agreement, purchase agreement, placement agent agreement or similar agreement (each, an "Underwriting Agreement") is entered into by the Underwriter and Issuer.

(iii)
"Resumption Date" means the day immediately following the expiration of the time period during which Seller was restricted from effecting sales pursuant to this Trading Plan in accordance with the Underwriting Agreement.

For the avoidance of doubt, this paragraph is meant to allow, but not obligate, Issuer to provide a suspension notice in accordance with this paragraph.
(c)
In the event that the 10b5-1 Group of UBSFS becomes aware of material nonpublic information concerning Issuer or the Stock, UBSFS may be required by applicable law or, in its sole discretion, find it advisable, to suspend sales under this Trading Plan. In such case, UBSFS shall promptly notify Seller of the suspension of sales under this Trading Plan.

8.	Termination. This Trading Plan will terminate on the earliest to occur of the following:
(a)	at the close of trading on December 10, 2025;
(b)
promptly after the date on which UBSFS receives notice from Seller of the termination of this Trading Plan, in which case, Seller agrees that any such notice will be delivered only after receiving Issuer consent to such termination;

(c)	upon the reasonable determination by UBSFS, or promptly after the reasonable determination by Seller and notice to UBSFS, that this Trading Plan does not comply with Rule 10b5-1;
(d)	promptly after the date UBSFS is notified of the death, dissolution, bankruptcy or insolvency of Seller;
(e)	immediately in the event that Seller fails to deliver any Stock pursuant to paragraph 4(b) or fails to satisfy the delivery requirements with respect to Stock underlying Options set forth herein; or
(f)	the date that the aggregate number of shares of Stock to be sold pursuant to this Trading Plan have been sold.
9.
Confidentiality. UBSFS will maintain the confidentiality of this Trading Plan and will not, without the advance written permission of Seller, disclose the specific terms of this Trading Plan to any person or entity, except: (i) to those persons who reasonably need to know the information in the execution and administration of the Trading Plan (including the Issuer); (ii) to respond to any inquiry from the Securities and Exchange Commission, FINRA, NYSE, NASDAQ, or any other self-regulatory organization, any State securities regulator, or any other governmental or quasi-governmental authority regarding the Trading Plan; or (iii) to any other person or entity to the extent such disclosure is required by law or regulation, or by a subpoena issued by a court of competent jurisdiction.

10.	Indemnification; Limitation of Liability.
(a)	Indemnification.
(i)
Seller agrees to indemnify and hold harmless UBSFS and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, "Losses") arising out of or attributable to (A) UBSFS's compliance (by act or omission) with this Trading Plan, other than as set forth in Section 10(a)(ii) below, (B) any breach

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by Seller of this Trading Plan (including Seller's representations and warranties hereunder), or (C) any violation by Seller of applicable laws or regulations related to or in connection with this Trading Plan, except, in each instance, to the extent caused by UBSFS's breach of this Trading Plan, gross negligence or willful misconduct. This indemnification shall survive termination of this Trading Plan.
(ii)
UBSFS agrees to indemnify and hold harmless Seller from and against all Losses arising out of or attributable to UBSFS's breach of this Trading Plan or its gross negligence or willful misconduct in connection with this Trading Plan.

(b)	Limitation of Liability.
(i)
Notwithstanding any other provision hereof, UBSFS shall not be liable to Seller, and Seller shall not be liable to UBSFS, for: (A) special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or (B) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including, but not limited to, failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as "acts of God".

(ii)
Notwithstanding any other provision hereof, UBSFS shall not be liable to Seller for (A) the exercise of discretionary authority or discretionary control pursuant to this Trading Plan, if any, or (B) any failure to effect a sale required by paragraph 1, except for failures to effect sales as a result of the gross negligence or willful misconduct of UBSFS

11.
Agreement to Arbitrate. Any dispute between Seller and UBSFS arising out of, relating to or in connection with this Trading Plan or any transaction relating to this Trading Plan shall be determined only by arbitration as provided in the brokerage account agreement applicable to the Plan Account.

12.	Notices.
(a)	All notices to UBSFS under this Trading Plan shall be provided in writing to the 10b5-1 Group of UBSFS via a scanned copy to [REDACTED].
(b)	All notices to Seller under this Trading Plan shall be provided by mail to the address below:
[REDACTED]
[REDACTED]
(c)
UBSFS will provide notification of all sales of Stock and exercise of Options under this Trading Plan to Seller and to Issuer by e-mail at the below addresses by 6 p.m. (ET) on the date of execution on a best efforts basis, with a final report by 12 p.m. (ET) on the following business day. Seller and Issuer agree to notify UBSFS in writing of any changes to the contact information provided.

[REDACTED]
[REDACTED]
[REDACTED]
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13.
Amendments and Modifications. This Trading Plan and the Exhibits hereto may be amended by Seller only upon the written consent of UBSFS and receipt by UBSFS of the following documents, each dated as of the date of such amendment:

(a)
a certificate signed by Seller, certifying that the representations and warranties of Seller contained in this Trading Plan are true at and as of the date of such certificate as if made at and as of such date; and

(b)	an issuer certificate completed by Issuer substantially in the form of Exhibit B.
Seller understands that, to the extent the amendment modifies the number, size, price, and timing of orders under this Trading Plan, such amendment shall be deemed to constitute the termination of this Trading Plan and the creation of a new trading plan. Trading under the amended Trading Plan cannot commence until expiration of the applicable cooling-off period set forth in Rule 10b5-1(c)(1)(i)(B).
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14.
Inconsistency with Law. If any provision of this Trading Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Trading Plan will continue and remain in full force and effect.

15.	Governing Law. This Trading Plan shall be governed by and construed in accordance with the internal laws of the State of New York.
16.
Entire Agreement. This Trading Plan, including Exhibits, and the brokerage account agreement applicable to the Plan Account, constitute the entire agreement between the parties with respect to this Trading Plan and supersede any prior agreements or understandings with regard to this Trading Plan.

17.
Counterparts. This Trading Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument; provided, however that (i) Seller's Adoption Date is the same date that Seller signed this Trading Plan and its Exhibits, (ii) the Issuer's Certification Date, as defined in Exhibit B, may not be earlier than the Seller's Adoption Date, and (iii) UBSFS will not approve and accept this Trading Plan on any date that is prior to the Seller's Adoption Date or the Issuer's Certification Date.

SELLER REPRESENTS AND WARRANTS THAT THEY WILL RETAIN A COPY OF THIS TRADING PLAN AFTER EXECUTING/DATING IT BELOW.
NOTICE: THIS TRADING PLAN CONTAINS A PREDISPUTE ARBITRATION CLAUSE IN PARAGRAPH 11.
IN WITNESS WHEREOF, the undersigned have signed this Trading Plan as of the date specified below.
JASON WILK

/s/ Jason Wilk	03-14-2025
Name: Jason Wilk	Date
Title: Founder and CEO
NOTICE: Signature date above must be the same as Seller's Adoption Date as defined in the opening section of this Trading Plan.

ACCEPTED BY: UBS FINANCIAL SERVICES INC.

/s/ Denis Murphy	3-17-2025
Name: Denis Murphy	Date
Title: Director

/s/ Christopher DeLuca	03-17-2025
Name: Christopher DeLuca	Date
Title: Executive Director